CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Announces Sale of Interest in Boryslaw Oil Company

30th September 2003 — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) today announced that it had reached conditional agreement to sell its interest in Boryslaw Oil Company (“BOC”), the joint venture in west Ukraine currently operating the Stynawske oilfield.

CanArgo will sell its interest in Fountain Oil Boryslaw (“FOB”), its wholly owned subsidiary which holds CanArgo’s 45% interest in BOC, to a local Ukrainian company for US$1,000,000. This sum will be paid in instalments with title only being transferred upon payment in full. The buyer has also acknowledged BOC’s debts to CanArgo, currently US$160,000, which are in the process of being repaid.

Dr David Robson, Chairman and Chief Executive Officer of CanArgo commented, “This disposal will yield further capital for our prime focus which is the development of our Georgian production base. Although Stynawske is producing oil and gas at present, significant further investment is required to develop the field and to meet licence commitments. We would prefer to focus our capital on the development of the Ninotsminda field in Georgia where we have proved that horizontal drilling is effective, and where we have a much better contractual and business environment in which to operate.”

CanArgo is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo’s principal oil and gas operations are currently located in the Republic of Georgia.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in CanArgo’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess CanArgo’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CanArgo cannot give assurance that the results anticipated herein will be attained.

For further information, contact:
Julian Hammond, Investor Relations Manager CanArgo Energy Corporation	Tel : Fax : Mobile: e-mail:	+44 1481 729 980 +44 1481 729 982 +44 7740 576 139 info@canargo.com